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                                                                       Exhibit 5

                                 EARL J. WOFSEY
                                COUNSELOR AT LAW
                               929 RIVERBANK ROAD
                           STAMFORD, CONNECTICUT 06903
                                    ---------
                            TELEPHONE (203) 668-1772
                            TELECOPIER (203) 968-0767


                                                              October 1, 1996


Met-Pro Corporation
160 Cassell Road
Harleysville, PA 19438        Re:  Registration Statement on Form S-3
                                   Under the Securities Act of 1933, as amended
                                   --------------------------------------------

Gentlemen:

In my capacity as counsel to Met-Pro corporation, a Delaware corporation, (the "Company"), I have been asked to render this opinion in connection with a Registration Statement on Form S-3 being filed contemporaneously herewith by the Company with the Securities & Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering 195,920 shares of Common Stock, par value $.10 per share, of the Company (the "Shares") delivered on September 12, 1996, in connection with the acquisition of Strobic Air Corporation ("Strobic").

In that connection, I have examined the Certificate of Incorporation, as amended, the By-Laws, as amended, the Registration Statement, the Agreement and Plan of Merger dated September 12, 1996, (the "Merger Agreement") pursuant to which the Shares were delivered, corporate proceedings relating to the Shares delivered and such other instruments and documents as I deemed relevant under the circumstances.

In making these examinations, I have assumed the genuineness of all signatures and the conformity of all copies furnished to me as original or photostatic copies. I have also assumed that the corporate records furnished to me by the Company include all corporate proceedings of the Company to date.
My investigations revealed the following facts:

The Shares were originally issued either for sufficient consideration or in connection with various stock splits approved by the Board of Directors of the Company. They were subsequently repurchased from time to time on the open market by the Company pursuant to Stock Repurchase Plans and held in treasury. The Shares were transferred on September 12, 1996 to the holders named in the Registration Statement as Selling Stockholders in exchange for their Strobic shares.

Based upon and subject to the foregoing, I am of the opinion that:

         1. The Company has been duly organized under the Delaware Corporation Law and is a


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validly subsisting corporation under the laws of the State of Delaware; and

         2. The Shares have been duly and validly authorized and issued and are fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Opinion" in the Prospectus forming a part of the Registration Statement. I am the beneficial owner of 195,714 shares of Common Stock of the Company.

                                                              Very truly yours,



                                                              /s/Earl J. Wofsey